Exhibit 99.1

FOR IMMEDIATE RELEASE	Ref: 08-15

Contact:	Tabitha Zane
Vice President, Investor Relations
919-431-1529

Highwoods Properties Reports First Quarter 2008 Results

$0.71 FFO per Diluted Share

FFO from Core Operations Increased 17% Year-over-Year

Same Property NOI Increased 2.8%

(excluding straight line rent and termination fees)

Raises Low End of FFO Guidance $0.04 per share

Full-Year 2008 FFO Guidance now $2.60 to $2.72 per share

Raleigh, NC – May 1, 2008 – Highwoods Properties, Inc. (NYSE: HIW), the largest owner and operator of suburban office properties in the Southeast, today reported results for the quarter ended March 31, 2008.

Ed Fritsch, President and CEO, stated, “We had a solid first quarter with healthy growth in same property NOI and FFO from core operations. We remain focused on achieving the goals of our Strategic Plan, which are designed to deliver sustainable value for our shareholders over the long-term. Our results demonstrate that we are materially benefiting from a higher quality portfolio and stronger balance sheet.”

FFO from core operations is reported FFO excluding (1) recurring, non-core operating items such as land sale gains and lease termination fees and (2) one-time, non-recurring items such as building impairments, and preferred stock redemption charges. FFO from core operations in the first quarter of 2008 was $0.68 per diluted share compared to $0.58 per diluted share in the first quarter of 2007, a 17% increase.

“Our $343 million development pipeline is 69% pre-leased and is spread across eight markets. In April, we announced that, along with a joint venture partner, we acquired The Forum, a 635,000 square foot office park in Raleigh comprised of five Class A office buildings with structured parking that is 90% leased. The anticipated first year stabilized unlevered return to our Company, inclusive of fees, is expected to be 9.2%. We hope to capitalize on similar opportunities as this part of the cycle continues to unfold,” Mr. Fritsch added.

First Quarter Financial Results

For the first quarter of 2008, the Company reported net income available for common stockholders of $12.8 million, or $0.22 per diluted share. This compares to net income available for common stockholders of $48.4 million, or $0.85 per diluted share, for the first quarter of 2007. First quarter 2007 net income included $0.26 per share of land sale gains, $0.45 per share from gains on sales of depreciable assets and $0.07 per share related to finalization of an insurance claim. First quarter 2008 net income included $0.06 per share of gains on sales of depreciable assets; there were no land sales in the first quarter of 2008. Excluding these gains and the insurance claim, net income available for common stockholders in the first quarter of 2008 was $0.16 per diluted share, compared to $0.07 per diluted share for the first quarter of 2007.

FFO for the first quarter of 2008 was $43.5 million, or $0.71 per diluted share, compared to FFO of $56.6 million, or $0.91 per diluted share, for the first quarter of 2007. First quarter 2007 FFO included $0.26 per diluted share of land sale gains.

Included in 2008 and 2007 first quarter net income available for common stockholders were the following items:

	3 Months Ended 3/31/08		3 Months Ended 3/31/07
	(000)	Per Share	(000)	Per Share
Land Sale Gains	$0	$0.00	$15,835	$0.26
Lease Termination Income (1)	1,900	0.03	657	0.01
Straight Line Rental Income	2,404	0.04	1,572	0.03
Capitalized Interest	2,585	0.04	2,147	0.03
Gains on Sales of Depreciable Assets (2)	3,726	0.06	27,809	0.45
Gain on Insurance Claim	0	0.00	4,128	0.07

(1)	2007 includes $0.6 million ($0.01 per share) net effect from a lease termination in an unconsolidated joint venture.
(2)	2007 includes $7.2 million ($0.12 per share) of our share of gains from joint venture sales. Gains on sales of depreciable assets are excluded in the calculation of FFO.

First Quarter 2008 Operating Highlights

•

First and second generation leasing activity in Highwoods’ portfolio was 990,000 square feet, including 701,000 square feet of office space, 258,000 square feet of industrial space and 31,000 square feet of retail space.

•

Straight-line (GAAP) rental rates for the 126 office leases signed in the first quarter increased 10.5% from straight line rental rates under the previous leases, while cash rents declined 1.0%. Cash rent growth is determined by comparing the final cash rent and cost recovery income from the immediate prior customer in the space compared to the initial cash and recovery income, if any, from the new customer after netting out any free rent periods.

•

Average in-place cash rental rates across the Company’s portfolio increased 4.6% compared to the first quarter of 2007. Average in-place cash rental rates across the Company’s office portfolio were up 4.3% from a year ago (See page 17 of the first quarter Supplemental).

•

Office tenant improvements and leasing commissions for signed second generation leases as a percentage of term base rent (netting out free rent) were 7.8%, significantly better than the prior five quarter average.

•

Same property NOI from continuing operations, which includes straight line rent and termination fee income, increased 5.4% from the first quarter of 2007. Exclusive of straight line rent and termination fee income, same property NOI from continuing operations increased 2.8% over the first quarter of 2007.

Development

During the first quarter, the Company announced that it would begin development of Highwoods River Point, a $10.4 million, 200,000 square foot industrial building in Northwest Atlanta, which is 50% pre-leased. The Company also noted in the quarter that the FAA build-to-suit has doubled in size from 50,000 to 100,000 square feet. The project is located at Highwoods-dominated “Tradeport,” an office and industrial park adjacent to the Hartsfield-Jackson Atlanta International Airport, and is expected to be completed in the second quarter of 2009.

Also in the first quarter, four development projects were placed in service, including Berkshire in Orlando, GlenLake Four in Raleigh, the office component of Cordoba in Kansas City and the retail build-to-suit for hhgregg in the Triad. Combined, these four developments encompass 333,000 square feet and are 89% leased.

PricewaterhouseCoopers Extends Leases in Tampa through 2013

The Company also reported that subsequent to the end of the first quarter, PricewaterhouseCoopers expanded its space in Tampa by 11,000 square feet to 368,000 square feet. Simultaneously, PricewaterhouseCoopers extended its leases by 36 months on 312,000 of the 368,000 square feet through mid-2013.

“We are pleased PricewaterhouseCoopers has extended its leases in Tampa, which was our largest lease exposure in 2010. To secure this extension, with nominal associated capital expenditures, is a strong positive for Highwoods,” noted Mr. Fritsch.

Funds from Operations Outlook

For 2008, the Company raised the low end of the range of its FFO guidance, originally provided on January 28, 2008, to $2.60 to $2.72 per diluted share from $2.56 to $2.72 per diluted share. This estimate reflects management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels, operating and general and administrative expenses, interest rates, gains from land and condominium sales, the impact of development deliveries, acquisitions, and includes dilution from projected property dispositions during 2008 of $0.02 to $0.06 per share. This estimate assumes 61.4 million diluted shares outstanding and excludes any gains or impairments associated with depreciable property dispositions, as well as any one-time, non-recurring charges or credits that may occur during the year. Factors that could cause actual 2008 FFO results to differ materially from the Company’s current expectations are discussed below and are also detailed in the Company’s 2007 Annual Report on Form 10-K.

Management’s outlook for 2008 is based on the following operating assumptions:

	Low	High
Year End Occupancy	92.0%	93.0%
Same Property Cash NOI Growth	1.5%	2.5%
G&A Expenses	$40.0M	$42.0M
Lease Termination Income	$1.9M	$3.0M
Gains from Land and Residential Condominium Sales	$3.6M	$6.0M
Straight Line Rental Income	$6.0M	$8.0M
Dispositions	$100M	$250M
Acquisitions	$28M	$200M
Development Starts	$100M	$200M

Supplemental Information

A copy of the Company’s first quarter 2008 Supplemental Information that includes financial, leasing and operational statistics is available in the “Investor Relations/Quarterly Earnings” section of the Company’s Web site at www.highwoods.com. You may also obtain a copy of all Supplemental Information published by the Company by contacting Highwoods Investor Relations at 919-431-1529/ 800-256-2963 or by e-mail to HIW-IR@highwoods.com. If you would like to receive future Supplemental Information packages by e-mail, please contact the Investor Relations department as noted above or by written request to: Investor Relations Department, Highwoods Properties, Inc., 3100 Smoketree Court, Suite 600, Raleigh, NC 27604.

Conference Call

On Friday, May 2, at 11:00 a.m. Eastern time, Highwoods will host a teleconference call to discuss the matters outlined in this press release. For US/Canada callers, dial (888) 202-5268 and international callers dial (706) 643-7509. A live listen-only Web cast can be accessed through the Company’s web site at www.highwoods.com under the “Investor Relations” section.

Telephone, web and podcast replays will be available two hours after the completion of the call. The telephone replay will be available for one week beginning at 2:00 p.m. Eastern time, Friday, May 2. Dial-in numbers for the replay are (800) 642-1687 US/Canada, (706) 645-9291 international. The conference ID is 39971191.

Non-GAAP Information

Funds from Operations (“FFO”): We believe that FFO and FFO per share are beneficial to management and investors and are important indicators of the performance of any equity REIT. Because FFO and FFO per share calculations exclude such factors as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful life estimates), they facilitate comparisons of operating performance between periods and between other REITs. Our management believes that historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. As a result, management believes that the use of FFO and FFO per share, together with the required GAAP presentations, provide a more complete understanding of our performance relative to our competitors and a more informed and appropriate basis on which to make decisions involving operating, financing and investing activities.

FFO and FFO per share as disclosed by other REITs may not be comparable to our calculation of FFO and FFO per share as described below. FFO and FFO per share are non-GAAP financial measures and therefore do not represent net income or net income per share as defined by GAAP. Net income and net income per share as defined by GAAP are the most relevant measures in determining our operating performance because FFO and FFO per share include adjustments that investors may deem subjective, such as adding back expenses such as depreciation and amortization. Furthermore, FFO per share does not depict the amount that accrues directly to the stockholders’ benefit. Accordingly, FFO and FFO per share should never be considered as alternatives to net income or net income per share as indicators of our operating performance.

The calculation of FFO as defined by the National Association of Real Estate Investment Trusts is as follows:

•	Net income (loss) computed in accordance with GAAP;

•	Less dividends to holders of preferred stock and less excess of preferred stock redemption cost over carrying value;

•	Plus depreciation and amortization of assets uniquely significant to the real estate industry;

•	Less gains, or plus losses, from sales of depreciable operating properties (but excluding impairment losses) and excluding items that are classified as extraordinary items under GAAP;

•	Plus or minus adjustments for unconsolidated partnerships and joint ventures (to reflect funds from operations on the same basis); and

•	Plus or minus adjustments for depreciation and amortization and gains/(losses) on sales and minority interest related to discontinued operations.

In calculating FFO, the Company also adds back minority interest in the income from its operating partnership, which we believe is consistent with standard industry practice for REITs that operate through an UPREIT structure. The Company believes that it is important to present FFO on an as-converted basis since all of the operating partnership units not owned by the Company are redeemable on a one-for-one basis for shares of the Company’s common stock. The Company’s FFO calculations are reconciled to net income in a table included with this release.

Net operating income from continuing operations (“NOI”): The Company defines NOI as “Rental and other revenues” from continuing operations less “Rental property and other expenses” from continuing operations. Management believes that NOI is a useful supplemental measure of the Company’s property operating performance because it provides a performance measure of the revenues and expenses directly involved in owning real estate assets, and provides a perspective not immediately apparent from net income or FFO. Other REITs may use different methodologies to calculate NOI and accordingly the Company’s NOI may not be comparable to other REITs. The Company’s NOI calculations are reconciled to “Income before disposition of property, insurance gain, minority interest and equity in earnings of unconsolidated affiliates” and to “Rental and other revenues” and “Rental property and other expenses” in a table included with this release.

Same Property NOI from continuing operations: The Company defines same property NOI as NOI for the Company’s in-service properties included in continuing operations that were wholly-owned during the entirety of the periods presented (from January 1, 2007 to March 31, 2008). The Company’s same property NOI calculations are reconciled to NOI in a table included with this release.

About the Company

Highwoods Properties, Inc., a member of the S&P MidCap 400 Index, is a fully integrated, self-administered real estate investment trust (“REIT”) that provides leasing, management, development, construction and other customer-related services for its properties and for third parties. At March 31, 2008, the Company owned or had an interest in 381 in-service office, industrial and retail properties encompassing approximately 34.2 million square feet. Highwoods also owned 616 acres of development land. Highwoods is based in Raleigh, North Carolina, and its properties and development land are located in Florida, Georgia, Iowa, Kansas, Missouri, North Carolina, South Carolina, Tennessee and Virginia. For more information about Highwoods Properties, please visit our Web site at www.highwoods.com.

Certain matters discussed in this press release, such as expected 2008 financial and operational results and the related assumptions underlying our expected results, are forward-looking statements within the meaning of the federal securities laws. These statements are distinguished by use of the words “will”, “expect”, “intend” and words of similar meaning. Although Highwoods believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Factors that could cause actual results to differ materially from Highwoods’ current expectations include, among others, the following: the financial condition of our customers could deteriorate; speculative development by others could result in excessive supply of properties relative to customer demand; development, acquisition, reinvestment, disposition or joint venture projects may not be completed as quickly or on as favorable terms as anticipated; we may not be able to lease or re-lease space quickly or on as favorable terms as old leases; unexpected difficulties in obtaining additional capital to satisfy our future cash needs or unexpected increases in interest rates would increase our debt service costs; our Southeastern and Midwestern markets my suffer declines in economic growth; and others detailed in the Company’s 2007 Annual Report on Form 10-K and subsequent SEC reports.

Tables Follow

Highwoods Properties, Inc.

Consolidated Statements of Income

(Unaudited and in thousands, except per share amounts)

	Three Months Ended March 31,
	2008	2007
Rental and other revenues	$114,780	$106,108

Operating expenses:
Rental property and other expenses	39,128	37,936
Depreciation and amortization	31,041	28,965
General and administrative	9,711	10,911

Total operating expenses	79,880	77,812
Interest expenses:
Contractual	23,463	22,689
Amortization of deferred financing costs	638	566
Financing obligations	740	992

	24,841	24,247

Other income:
Interest and other income	803	1,514

	803	1,514

Income before disposition of property, insurance gain, minority interest and equity in earnings of unconsolidated affiliates	10,862	5,563
Gains on disposition of property, net	—	16,743
Gain from property insurance settlement	—	4,128
Minority interest	(837)	(2,580)
Equity in earnings of unconsolidated affiliates	1,989	9,717

Income from continuing operations	12,014	33,571
Discontinued operations:
Income from discontinued operations, net of minority interest	146	725
Net gains on sales of discontinued operations, net of minority interest	3,483	18,262

	3,629	18,987

Net income	15,643	52,558
Dividends on preferred stock	(2,838)	(4,113)

Net income available for common stockholders	$12,805	$48,445

Net income per common share - basic:
Income from continuing operations	$0.16	$0.52
Income from discontinued operations	0.07	0.34

Net income	$0.23	$0.86

Weighted average common shares outstanding - basic	56,729	56,040

Net Income per common share - diluted:
Income from continuing operations	$0.16	$0.52
Income from discontinued operations	0.06	0.33

Net income	$0.22	$0.85

Weighted average common shares outstanding - diluted	61,050	61,900

Highwoods Properties, Inc.

Consolidated Balance Sheets

(Unaudited and in thousands)

	March 31, 2008	December 31, 2007
Assets:
Real estate assets, at cost:
Land	$360,836	$356,199
Buildings and tenant improvements	2,743,659	2,701,004
Development in process	107,129	101,661
Land held for development	96,839	103,365

	3,308,463	3,262,229
Less-accumulated depreciation	(664,944)	(647,685)

Net real estate assets	2,643,519	2,614,544
Real estate and other assets, net, held for sale	18,299	18,309
Cash and cash equivalents	6,595	3,140
Restricted cash	13,862	15,896
Accounts receivable, net	20,782	23,521
Notes receivable, net	3,036	5,226
Accrued straight-line rents receivable, net	76,715	74,313
Investment in unconsolidated affiliates	58,054	58,046
Deferred financing and leasing costs, net	72,693	72,007
Prepaid expenses and other assets	44,263	41,953

Total Assets	$2,957,818	$2,926,955

Liabilities, Minority Interest and Stockholders’ Equity:
Mortgages and notes payable	$1,703,238	$1,641,987
Accounts payable, accrued expenses and other liabilities	142,139	157,766
Financing obligations	35,296	35,071

Total Liabilities	1,880,673	1,834,824
Minority interest	67,596	70,098

Stockholders’ Equity:
Preferred stock	135,437	135,437
Common stock	573	572
Additional paid-in capital	1,447,958	1,448,055
Distributions in excess of net earnings	(572,591)	(561,093)
Accumulated other comprehensive loss	(1,828)	(938)

Total Stockholders’ Equity	1,009,549	1,022,033

Total Liabilities, Minority Interest and Stockholders’ Equity	$2,957,818	$2,926,955

Highwoods Properties, Inc.

Funds from Operations

(Unaudited and in thousands, except per share amounts)

	Three Months Ended March 31,
	2008	2007
Funds from operations:
Net income	$15,643	$52,558
Dividends to preferred stockholders	(2,838)	(4,113)

Net income available for common stockholders	12,805	48,445
Add/(deduct):
Depreciation and amortization of real estate assets	30,484	28,328
(Gains) on disposition of depreciable properties	—	(908)
Minority interest from the Operating Partnership in income from continuing operations	639	2,400
Unconsolidated affiliates:
Depreciation and amortization of real estate assets	2,935	2,866
(Gains) on disposition of depreciable properties	—	(7,158)
Discontinued operations:
Depreciation and amortization of real estate assets	68	781
(Gains) on disposition of depreciable properties	(3,726)	(19,743)
Minority interest in income from discontinued operations	254	1,539

Funds from operations	$43,459	$56,550

Funds from operations per share - diluted:
Net income available for common stockholders	$0.22	$0.85
Add/(deduct):
Depreciation and amortization of real estate assets	0.50	0.46
(Gains) on disposition of depreciable properties	—	(0.01)
Unconsolidated affiliates:
Depreciation and amortization of real estate assets	0.05	0.04
(Gains) on disposition of depreciable properties	—	(0.12)
Discontinued operations:
Depreciation and amortization of real estate assets	—	0.01
(Gains) on disposition of depreciable properties	(0.06)	(0.32)

Funds from operations	$0.71	$0.91

Weighted average shares outstanding - diluted	61,050	61,900

Highwoods Properties, Inc.

Net Operating Income Reconcilation

(Unaudited and in thousands)

	Three Months Ended March 31,
	2008	2007
Income before disposition of property, insurance gain, minority interest and equity in earnings of unconsolidated affiliates	$10,862	$5,563

Other income	(803)	(1,514)
Interest expense	24,841	24,247
General and administrative expense	9,711	10,911
Depreciation and amortization expense	31,041	28,965

Net operating income from continuing operations	75,652	68,172

Less - non same property and other net operating income	8,874	4,820

Total same property net operating income from continuing operations	$66,778	$63,352

Rental and other revenues	$114,780	$106,108
Rental property and other expenses	39,128	37,936

Total net operating income from continuing operations	75,652	68,172

Less - non same property and other net operating income	8,874	4,820

Total same property net operating income from continuing operations	$66,778	$63,352